Exhibit 10.1

JEFFREY S. HOLLISTER EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 24, 2014 (the “Commencement Date”) by and between American Railcar Industries, Inc., a North Dakota corporation (the “Company”) and Mr. Jeffrey S. Hollister (the “Executive”).
WHEREAS, the Company desires to employ the Executive on a full-time basis and the Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.	Employment

(a)
Upon the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby agrees and accepts to become so employed. During the Term of Employment (as defined in Section 2), the Executive shall be employed in the position of the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), and as an officer of subsidiaries of the Company as specified and directed by the Board from time to time, and shall perform such duties, as are specified from time to time by, and shall serve in such capacities at the pleasure of, the Company and the Board, subject to the terms hereof.

(b)
During the Term of Employment (as defined below), the Executive shall perform his duties faithfully and to the best of his abilities and shall devote all of his professional time and attention, exclusively on a full time basis, at the Company’s offices in St. Charles, Missouri, or on Company approved business travel, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics, as are from time to time in effect.

(c)
During the Term of Employment, the Executive shall not, without the prior written consent of the Board, directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other “Person” (as defined below) as an employee, advisor, member of a board or similar governing body, independent contractor, agent, consultant, representative or otherwise, whether or not compensated; except that the Executive may continue to be a passive investor in Creek Bottom Farms of Clay County LLC as long as such activities do not conflict or interfere with the performance of his duties and obligations under this Agreement. "Person" or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, foundation, estate, cooperative, association (except his homeowners association, if any), organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, whether or not conducted for profit.

2.	Term
The employment period of the Executive hereunder shall: (x) commence on the Commencement Date; and (y) shall continue through the earlier of (i) December 31, 2017 (the “Expiration Date”), or (ii) the date on which the employment of the Executive is terminated (the first to occur of (i) or (ii) the “End Date”) (the period from the Commencement Date until the End Date, being referred to herein as the “Term of Employment”).
Compensation
For all services to be performed by the Executive under this Agreement, during the Term of Employment, the Executive shall be compensated in the following manner:

(a)	Base Compensation
The Company will pay the Executive a salary (the “Base Salary”) at an annual rate of: i) $325,000 per full 365-day year from the Commencement Date through December 31, 2015, ii) $350,000 per full 365-day year from January

1, 2016 through December 31, 2016, and iii) $375,000 per full 365-day year from January 1, 2017 through December 31, 2017. The Base Salary shall be payable in accordance with the normal payroll practices of the Company.

(b)	Bonus Compensation
For each completed fiscal year occurring during the Term of Employment, the Executive shall be eligible to receive an annual bonus (the “Bonus Compensation”) with a target award equal to 80% of the Executive’s Base Salary. The Bonus Compensation will be subject to all of the terms and conditions of the applicable bonus plan, including, without limitation, with respect to any applicable pro-ration. The actual Bonus Compensation payouts will be based on achievement of the individual and/or Company performance criteria established for the applicable fiscal year by the Board in its sole and absolute discretion. The Bonus Compensation (or any pro-rated portion thereof), if any, payable to the Executive for a fiscal year will be paid by the Company to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Company’s consolidated financial statements with respect to such fiscal year and, only after the Board, in its sole and absolute discretion, has approved the final achievement level and payout.

(c)	Relocation
Within 180 days following the Commencement Date, the Executive agrees to establish and to thereafter maintain the Executive’s full time permanent residency within 50 miles of the Company’s offices located at 100 Clark Street, St. Charles, Missouri 63301 (the “Relocation”). In consideration of such agreement, the Company will pay to the Executive relocation bonuses totaling $50,000, with $25,000 payable to the Executive as soon as administratively practicable following the Commencement Date (such amount, the “First Relocation Bonus”), and with the remaining $25,000 payable as provided below (the “Second Relocation Bonus”). The Relocation shall be considered complete on the date on which the Executive takes any of the following actions: (i) executes a lease of not less than 365 days on, or (ii) completes the purchase of, in the case of any of clauses (i) and (ii), a residential home, apartment, or condominium within 50 miles of such Company offices and occupies it as his full time permanent residence (the “Completion Date”). If the Completion Date occurs within six months of the Commencement Date and the Executive is employed by the Company on the Completion Date, the Executive shall be entitled to receive the Second Relocation Bonus paid in a single lump sum cash payment as soon as administratively practicable following the Completion Date (the First Relocation Bonus and the Second Relocation Bonus, collectively, the “Relocation Bonuses”). The Executive understands and agrees that the Relocation Bonuses will be payable to the Executive (subject to the terms and conditions of each such payment as provided herein) in lieu of any payments and/or benefits payable under any relocation policy, program or practice of the Company, and hereby waives any rights or entitlements he may have to receive any such payments and benefits and to otherwise participate under such policies, programs or practices. Any Relocation Bonuses payable hereunder will be paid in accordance with the normal payroll practice of the Company and subject to all required deductions and withholdings.
The Executive agrees that (i) if the Executive’s employment with the Company terminates other than by the Executive for Good Reason, due to his death, or due to his Disability (as defined below) or (ii) if the Executive’s employment is terminated by the Company for Cause, within the first 365 days following the Commencement Date, then, in the case of either clause (i) or (ii), the Executive will repay to the Company within ninety days after the last day of the Executive’s employment with the Company a pro-rata portion of the Relocation Bonuses that have been paid to the Executive as of the date of such termination. Such pro-rata portion shall be equal to an amount that is the product of such Relocation Bonuses, multiplied by a fraction, the numerator of which is the number of days between the date of such termination and the date that is the 365th day following the Commencement Date, and the denominator of which is 365. To the extent not prohibited by applicable law, Company may withhold and set off any amount due from the Executive under this Agreement from any amount(s) otherwise payable to the Executive as of the last day of employment with the Company. For the avoidance of doubt, if Executive’s employment with the Company is terminated without Cause, then he will retain any Relocation Bonuses that have been paid to him as of the date of such termination.

(d)	Long-Term Incentive Compensation
Subject to the Executive remaining actively employed with the Company from the Commencement Date through the Expiration Date, the Executive shall be eligible for performance-based cash incentive awards with a target award value equal to 150% of the Executive’s Base Salary (the “Performance-Based Cash Awards”). Any Performance-Based Cash Award that is granted to the Executive will be subject to all of the terms and conditions of the Company’s 2005 Equity Incentive Plan, as amended from time to time, and the applicable award or grant agreement.

4. Benefits.
During the Term of Employment as a full time regular employee, the Executive shall be eligible to participate in such employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company and subject to the terms and conditions of any such plans and programs; provided, however, that, for purposes of paid time off entitlements, the Executive shall be entitled to twenty (20) days of paid time off each year. For the avoidance of doubt, the Company shall have the right, in its sole discretion, to amend or terminate any such plan or program at any time with or without notice.
5. Termination
This Agreement shall terminate (subject to Section 10(g) below (Survival Provision)) and the Term of Employment and the employment of the Executive hereunder shall end, on the first to occur of any of the following (each a “Termination Event”):

(a)	The Expiration Date;

(b)
The: (i) death of the Executive or (ii) determination of the Board, that the Executive has become physically or mentally incapacitated so as to be unable to perform the essential functions of the Executive’s duties to the Company for (x) 60 consecutive days or (y) 80 days in any 12-month period, even with reasonable accommodation, (the “Disability”);

(c)	The discharge of the Executive by the Company with Cause;

(d)	The discharge of the Executive by the Company without Cause;

(e)
The voluntary resignation of the Executive without Good Reason, in which case the Executive agrees to provide the Company with not less than 30 days prior written notice of his resignation, and in any event the Company may, at its option, declare such resignation to be effective on any day upon or following receipt of such notice; or

(f)	The voluntary resignation of the Executive for Good Reason.
The Company may discharge the Executive at any time, for any reason or no reason, with or without Cause. As used herein, “Cause” is defined as the Executive’s: (i) willful failure to perform substantially the duties of Chief Executive Officer of the Company or any of its affiliates (other than any such failure resulting from incapacity due to Disability), (ii) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonestly or conviction of, or plea of nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law, (iii) engagement in an act of fraud, or other act and willful dishonesty or misconduct, towards the Company or its affiliates or detrimental to the Company or its affiliates, or in the performance of his duties hereunder, (iv) breach of this Agreement, (v) negligence in the performance of the Executive’s duties hereunder that has a detrimental effect on the Company or its affiliates, (vi) violation of a federal or state securities law or regulation, (vii) the use by the Executive of a controlled substance without a prescription or the use of alcohol which, in each case, impairs the Executive’s ability to carry out his duties and responsibilities, (viii) violation by the Executive of the Company’s or its affiliates’ policies and procedures, (ix) embezzlement and/or misappropriation of property of the Company or any of its affiliates; (x) failure to meet the terms of the Relocation as set forth in Section 3(c), or breach of any of the terms set forth in Section 1(b), 1(c), 7, 8, or 10(e) or (xi) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or its affiliates.
As used herein, “Good Reason” means a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions: (i) a relocation of the Executive’s principal place of employment to a location that increases the Executive’s commute by more than fifty (50) miles; (ii) a material reduction in the Executive’s Base Salary or Bonus Compensation target opportunity, other than across-the-board reductions applicable to similarly situated employees of the Company; or (iii) a material diminution in the Executive’s duties or responsibilities with the Company; provided, however, that any such condition shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a Good Reason termination within thirty (30) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 10(h)), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a Good Reason termination unless such termination occurs not more than sixty (60) days following the initial existence of the condition claimed to constitute grounds for a Good Reason termination.

To the extent the Executive is discharged or resigns, or is otherwise terminated or is deemed terminated, in each case as provided herein, from his position with the Company, he shall be deemed to have ceased his employment in the same manner with all of the subsidiaries of the Company.
6. Effect of Termination
In the event of termination of the Executive’s employment hereunder for any reason, all rights of the Executive under this Agreement, including all rights to compensation and other benefits, shall end and the Executive shall only be entitled to be paid the amounts set forth below in this section, provided that the obligations of the Company to make any payment required pursuant to this Section 6 (other than (x) any unpaid amounts of the Executive’s Base Salary previously earned and accrued through the date of termination or resignation, (y) any unused amounts of the Executive’s paid time off earned and accrued through the date of termination or resignation, and (z) any unreimbursed business expenses under the applicable Company expense reimbursement policy through the date of termination or resignation ((x) (y) and (z) collectively, the “Accrued Obligations”)), is conditioned upon (i) the Executive’s continued compliance with his obligations under Sections 7 and 8, and (ii) not later than sixty (60) days after the date of such termination or resignation (A) the Executive’s execution and delivery to the Company of a settlement and release agreement in favor of the Company, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of the Executive’s employment with the Company and the termination thereof (which release shall be in the form provided by the Company to the Executive within five (5) days of the date of such termination or resignation), and (B) such agreement, once executed by the Executive and delivered to the Company, becomes irrevocable, enforceable and final under the applicable law. To the extent that the payment of any amount under this Section 6 constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 9), any such payment scheduled to occur during the first sixty (60) days following termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. For the avoidance of doubt, and notwithstanding anything to the contrary, the compensation and benefits payable to the Executive under this section shall be in lieu of any other severance or termination benefits to which Executive may otherwise be entitled upon the termination of his employment under any severance plan, program, policy or arrangement of the Company (or any of its affiliates).

(a)
In the event that the Executive’s employment is terminated for the reason set forth in Section 5(a) above (i.e., Expiration Date) or Section 5(b) (i.e., death or disability), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Executive shall be entitled to receive the following:

(i)
the Executive’s Accrued Obligations that are due and unpaid to the Executive from the Company as of the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”), such amounts to be paid within thirty (30) days following the Clause (a) Termination Date; and

(ii)
any amounts of Bonus Compensation earned and due in respect of a completed fiscal year, which remains unpaid to the Executive as of the Clause (a) Termination Date, such Bonus Compensation to be paid, if applicable, subject to the terms of any bonus plan and in accordance with Section 3(b) above;

(b)
In the event that the Executive’s employment is terminated due to the discharge of the Executive by the Company without Cause (Section 5(d), above) (which the Company is free to do at any time in its sole and absolute discretion) or the Executive’s termination of this Agreement for Good Reason (Section 5(f) above), then, in lieu of any other payments of any kind (including, without limitation, any other severance payments), the Executive shall be entitled to the following:

(i)
the Executive’s Accrued Obligations that are due and unpaid to the Executive from the Company as of the date on which the Termination Event in question occurred (the “Clause (d) or (f) Termination Date”), such amounts to be paid within thirty (30) days following the Clause (d) or (f) Termination Date;

(ii)
any amounts of Bonus Compensation earned and due with respect to a completed fiscal year, which remains unpaid to the Executive as of the Clause (d) or (f) Termination Date, such Bonus Compensation to be paid, if applicable, subject to the terms of any bonus plan and in accordance with Section 3(b) above; and

(iii)
the continuation of the Executive’s Base Salary at the rate in effect immediately prior to the Clause (d) or (f) Termination Date, for the lesser of (A) six (6) months and (B) the remainder of the Term of

Employment (as applicable, the “Severance Period”) payable in accordance with the normal payroll practices of the Company (the “Severance Payment”).

(a)
In the event that the Executive’s employment is terminated for the reason set forth in Section 5(c) (i.e., Cause) or 5(e) (i.e., Voluntary Resignation), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Executive shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (c) or (e) Termination Date”): only and solely the Executive’s Accrued Obligations, due and unpaid to the Executive from the Company as of the Clause (c) or (e) Termination Date. For the avoidance of doubt, in such event (unless the employment of Executive has continued from the Commencement Date through the Expiration Date) no payments or any other amounts shall be payable in respect of the Performance-Based Cash Awards.

7. Non-Disclosure
During the Term of Employment and at all times thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (i) obtained by the Executive during the Executive’s employment by the Company and any of the subsidiaries of the Company and (ii) not otherwise in the public domain (“Confidential Information”). The Executive also agrees to keep confidential and not to publish, post on his own or to disclose any personal information regarding any controlling Person of the Company, including Carl C. Icahn, or any of its or his affiliates and their employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). The Executive shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. The Executive will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement. The Executive agrees not to disparage the Company, its officers and directors, Mr. Icahn, or Related Persons (as defined below), or any affiliate of any of the foregoing, in each case during and/or after his employment hereunder. Without limiting anything contained above, the Executive agrees and acknowledges that all personal and not otherwise public information about the Company and its subsidiaries and their respective affiliates of any of the foregoing (including, without limitation, all information regarding Icahn Enterprises LP (“IEP”), Carl C. Icahn, Mr. Icahn’s family, and employees of the Company, IEP and their respective affiliates) shall constitute Confidential Information for purposes of this Agreement.
“Related Persons” means: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) any estate of Carl Icahn or of any person under clause (1) above; (3) any person who receives a beneficial interest in any estate under clause (2) above to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in Company for the benefit of or as fiduciary for, any person under clause (1), (2) or (3) above to the extent of such interest; (5) any Person, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clause (1), (2), (3) or (4) above; (6) any not-for profit entity not subject to taxation pursuant to Section 501(c)(3) of the Code (or any successor provision) to which Carl Icahn or any person identified in clause (1), (2), or (3) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such person's will; and (7) the Company and its subsidiaries.
The Executive further agrees not to write, contribute to, or assist any other person in writing or creating, a book, film, broadcast, article, blog or any other publication (whether in print, electronic or any other form) about or concerning, in whole or in part, the Company, its subsidiaries, IEP, Mr. Icahn, his family members or any of the respective affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.
In furtherance of the foregoing, the Executive agrees that during the Term of Employment and following the termination of his employment with the Company, the sole and only disclosure or statement he will make about or concerning any or all of the Company, IEP, Mr. Icahn, his family members, or any of the respective affiliates of any of the foregoing is to acknowledge that he is or was employed by the Company unless otherwise required by applicable law.

All processes, know-how, technologies, trade-secrets information, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by the Executive, alone or with others, during the Term of Employment and out of the performance of his duties and responsibilities hereunder, whether or not patentable and whether or not on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by the Executive to the Company. The Executive shall perform all necessary acts (including, without limitations, executing and delivering any confirmatory assignments, power of attorney, documents, or instruments requested by the Company or any of its subsidiaries) to vest title to any such Invention in the Company or the applicable subsidiary and to enable the Company or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.
All right, title and interest in all copyrightable material that the Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by the Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefore, but at no expense to the Executive, the Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.
8. Non-Compete and Non-Solicitation

(a)
In addition to, and not in limitation of, all of the other terms and provisions of this Agreement, the Executive agrees that during the Term of Employment, the Executive will comply with the provisions of Section 1 above.

(b)
In addition, during the Executive’s employment and continuing for a period of 180 days following the last day of employment by the Company (the “Non-Compete Period”), the Executive will not, either directly or indirectly, as principal, agent, owner, employee, director, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or otherwise work for or assist the operation of, or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries during or on the date of termination of the Executive’s employment. The Company shall have the right, in its sole discretion, upon written notice to the Executive within seven calendar days of his last day of employment by the Company (or if notice of termination has not been provided, within two business days of the last day of employment), to extend the Non-Compete Period for up to six additional 30 day periods (for an aggregate of 180 days) by paying the Executive, as additional severance pay, the continuation of his Base Salary at the annual salary rate in effect at the time his employment terminates per 30 day period during the extended Non-Compete Period and an amount equal to one-twelfth of his target Bonus Compensation for the fiscal year in which his employment terminates per 30 day period during the extended Non-Compete Period; provided that for the avoidance of doubt, the Executive shall not be entitled to any other compensation or payments relating to the obligations set forth in this Section 8, except as expressly provided in Section 6.

(c)
The Executive covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for one year following the last day of employment, the Executive shall not directly, or indirectly, for himself or for any other Person:

(i)
solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any current or prospective supplier, customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	attempt to direct or solicit any current or prospective supplier, customer or client away from the Company or any of its subsidiaries or affiliates;

(iii)	interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of the Company or any of its subsidiaries or affiliates; or

(iv)	advise any Person not to do business with, or be employed by, the Company or any of its subsidiaries or affiliates.

The Executive represents to and agrees with the Company that the enforcement of the restrictions contained in Section 7 and Section 8 (the Non-Disclosure, and Non-Compete and Non-Solicitation sections, respectively) would not be unduly burdensome to the Executive and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. The Executive agrees that the remedy of damages for any breach by the Executive of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond and the Executive agrees not to oppose granting of such relief. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

9.	Taxes; Code Section 409A
All amounts paid to the Executive under or pursuant to this Agreement, including, without limitation, the Base Salary, any Bonus Compensation, any Relocation Bonuses, any Performance-Based Cash Awards or related payment and any Severance Payment, if any, and any other compensation or benefits, whether in cash or in kind, shall be subject to federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local and or foreign governments, or pursuant to any foreign or domestic applicable law, rule or regulation. The Company will not pay or otherwise gross-up the Executive for any federal, state, local or foreign taxes relating to or arising with respect to any benefit, compensation or payment made under this Agreement.
To the extent that the Company determines that any compensation or benefit payable under this Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations and other interpretive guidance issued thereunder (collectively (“Code Section 409A”), the Agreement is intended, with respect to such compensation or benefit, to comply with the applicable requirements of Code Section 409A or satisfy an applicable exception thereto, and this Agreement shall be construed and administered in accordance with the such intent. In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. Notwithstanding any provision of this Agreement to the contrary:

(a)
In the event the Company determines that any compensation or benefit payable hereunder may be subject to the requirements of Code Section 409A, the Company may adopt such amendments to this Agreement or take any other actions necessary for such compensation or benefit to either (a) be exempt from the requirements of Code Section 409A or (b) satisfy an applicable exception thereto.

(b)
Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and the Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.

(c)
No compensation or benefit that is subject to the requirements of Code Section 409A and that is payable upon the Executive’s termination of employment shall be paid unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(d)
If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall not be provided to the Executive prior to the earlier of (1) the date immediately following the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company or (2) the date of the Executive’s death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to the Executive, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein. The determination of whether the Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(e)	Any installment payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A.

(f)
All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under the Company’s health plans and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
10. Miscellaneous

(a)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision.

(b)
This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that the Executive may not delegate any of the Executive’s duties hereunder, and may not assign any of the Executive’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect. In the event the Company assigns this Agreement and its successor assumes the Company’s obligations hereunder in writing or by operation of law, (i) the Company shall be released from all of its obligations hereunder, and (ii) all of the references to the Company, and to the Board, shall be deemed to be references to the Company’s assignee or successor and to the governing body of such assignee or successor, respectively. The Company and all of its future or current subsidiaries, and for purposes of Section 7 hereof, the Company’s affiliates, shall be and be deemed to be third-party beneficiaries of this Agreement.

(c)
This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York without giving effect to the conflict of laws principles thereof. Any unresolved dispute arising out of this Agreement shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks. Each party shall pay its own costs and fees in connection with any litigation hereunder.

(d)
Waiver of Jury Trial. THE PARTIES HERETO AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EMPLOYEE, AND EMPLOYEE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

(e)
The Executive acknowledges, covenants, agrees, warrants and represents that: (i) he is not a party to any contract, nor is he subject to, or bound by any commitment, restrictive covenant or agreement, order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which either would or purports to, prevent or restrict him from entering into and performing his obligations under this Agreement free of any limitations, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its subsidiaries, and (iv) his termination of his existing employment, his entry into the employment contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject. In particular, the Executive will not use or disclose any information in violation of any agreement he may have.

Furthermore, the Executive has delivered to the Company true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which Executive is subject.

(f)	The Executive acknowledges that he has had the opportunity to receive assistance of legal counsel in reviewing and negotiating this Agreement.

(g)
This Agreement and all of its provisions (other than the provisions of Sections 3(c), 5, 6, 7, 8, 9, 10(o) and 10(p) hereof, which shall survive termination of employment and/or termination of this Agreement) shall terminate upon the Executive ceasing to be an employee of the Company for any reason.

(h)
All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301

Attention:    Board of Directors
General Counsel
If to the Executive:
At the last known principal residence address reflected in the payroll records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(i)
The Executive shall not issue any press release or otherwise make any public statement or announcement with respect to the Company or this Agreement, including without limitation, in connection with the provision of the services hereunder, without the prior written consent of the Company.

(j)
Any termination of the Executive's employment with the Company shall constitute an automatic resignation of the Executive as an officer of the Company, its subsidiaries and each affiliate of the Company, and an automatic resignation of the Executive, to the extent applicable, from any and all the board of directors, committees, or similar governing body of the Company, its subsidiaries and their respective affiliates, and from the board of directors, committees, or similar governing body of any corporation, limited liability company, or other entity in which the Company, its subsidiaries or any of their respective affiliates holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company's, such subsidiaries’ or such affiliate's designee or other representative.

(k)
This Agreement may be executed in two or more counterparts (and by facsimile), each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.

(l)
If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from this Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect.

(m)
In the event of the continuation of the employment by the Company or its affiliates after the Expiration Date, such employment shall be “at will” and shall not constitute a continuation of employment under this Agreement.

(n)
For all purposes under this Agreement, any calculation, allocation, expense, estimate or other amount, if any, to be determined under this Agreement or for the purpose of this Agreement (including all determinations of eligibility), for any period or portion of a period, and any amount payable or allocable to the Executive under this Agreement for any period or portion of a period, shall be made, determined and calculated solely and exclusively in accordance with the terms of this Agreement by the Board in its judgment, exercised in its sole and absolute discretion, and all determinations and calculations by the Board shall be conclusive and binding on the Company and on the Executive and shall not be subject to litigation, mediation, arbitration or other third party determination or review.

(o)
Notwithstanding any other provisions in this Agreement to the contrary, and to the extent not prohibited by applicable law, any bonus or incentive based payment, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other arrangement or plan of the Company, will be required to be paid back to the Company by the Executive (clawback) if and to the extent that the Company reasonably determines that either (i) the Company (or any of its affiliates) experienced significant financial or reputational harm due to Executive’s misconduct or gross dereliction of duty in violation of applicable law or Company policy or procedures, or (ii) such payment was based upon incorrect financial information.  Executive agrees to pay to the Company any amounts that he is required to pay to the Company under this provision not more than 90 days following written demand.  Executive specifically authorizes the Company to withhold from his future wages any amounts that he is required to pay to the Company under this provision to the extent not prohibited by applicable law. This Section shall survive the Term of Employment for a period of three (3) years.

(p)
For one (1) year following the termination or resignation of the Executive’s employment with the Company for any reason, the Executive agrees to cooperate with the Company upon request of the Board and to be available to the Company with respect to matters arising out of the Executive’s services to the Company and its affiliates, provided, however, such period of cooperation shall be for three (3) years, following any such termination or resignation of Executive’s employment for any reason, with respect to tax matters involving the Company or any of its affiliates. The Company shall reimburse the Executive for any out-of-pocket expenses reasonably incurred in connection with such matters.

[Signature Page Follows]

AMERICAN RAILCAR INDUSTRIES, INC.

By: _________________________________
        Name: Yevgeny Fundler
        Title: Senior Vice President, General Counsel and Secretary

Date: ________________________

EXECUTIVE:

By: __________________________
Jeffrey S. Hollister

Date: September 24, 2014

[Signature page to Jeffrey S. Hollister Employment Agreement]